SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                        STANDARD MANAGEMENT CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   85-3612109
                                 (CUSIP Number)






This filing contains 13 pages.

The Exhibit Index appears on page 12.



         CUSIP No.................................................................................                        85-3612109
                                                                                                                          ----------

1.       NAME OF REPORTING PERSON........Great American Reserve Insurance Company

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON........................................                        75-0300900
                                                                                                                          ----------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [ x ] (b) [   ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION.....................................................                            Texas
                                                                                                                          ----------

Number of                   5.      SOLE VOTING POWER.............................................                         760,670.4
                                                                                                                          ----------
Shares

Beneficially                6.      SHARED VOTING POWER...........................................                                 0
                                                                                                                          ----------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER........................................                         760,670.4
                                                                                                                          ----------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER......................................                                 0
                                                                                                                          ----------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                           760,670.4

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           13%


12.      TYPE OF REPORTING PERSON................................................................                                IC
                                                                                                                                ---




         CUSIP No.................................................................................                        85-3612109
                                                                                                                          ----------

1.       NAME OF REPORTING PERSON........Capitol American Life Insurance Company

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON........................................                        34-1083130
                                                                                                                          ----------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [ x ] (b) [   ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION.....................................................                           Arizona
                                                                                                                          ----------

Number of                   5.      SOLE VOTING POWER.............................................                         631,360.2
                                                                                                                          ----------
Shares

Beneficially                6.      SHARED VOTING POWER...........................................                                 0
                                                                                                                          ----------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER........................................                         631,360.2
                                                                                                                          ----------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER......................................                                 0
                                                                                                                          ----------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


              631,360.2

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           11%


12.      TYPE OF REPORTING PERSON.................................................................                               IC
                                                                                                                                ---



         CUSIP No.................................................................................                        85-3612109
                                                                                                                          ----------

1.       NAME OF REPORTING PERSON...............Transport Life Insurance Company

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON........................................                        75-0999496
                                                                                                                          ----------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [ x ] (b) [   ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION.....................................................                             Texas
                                                                                                                           ---------

Number of                   5.      SOLE VOTING POWER.............................................                         348,007.7
                                                                                                                           ---------
Shares

Beneficially                6.      SHARED VOTING POWER...........................................                                 0
                                                                                                                           ---------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER........................................                         348,007.7
                                                                                                                           ---------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER......................................                                 0
                                                                                                                           ---------

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


           348,007.7

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6%


12.      TYPE OF REPORTING PERSON.................................................................                                IC
                                                                                                                                ---



         CUSIP No.................................................................................                        85-3612109
                                                                                                                          ----------

1.       NAME OF REPORTING PERSON........Conseco, Inc.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON........................................                        35-1468632
                                                                                                                          ----------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (a)  [ x ] (b) [   ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION.....................................................                           Indiana
                                                                                                                         -----------

Number of                   5.      SOLE VOTING POWER.............................................                                 0
                                                                                                                         -----------
Shares

Beneficially                6.      SHARED VOTING POWER...........................................                       1,740,038.3
                                                                                                                         -----------
Owned By

Each                        7.      SOLE DISPOSITIVE POWER........................................                                 0
                                                                                                                         -----------
Reporting

Person With                 8.      SHARED DISPOSITIVE POWER......................................                       1,740,038.3
                                                                                                                         -----------



9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,740,038.3

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [   ]


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           26%


12.      TYPE OF REPORTING PERSON.................................................................                               HC
                                                                                                                                ---

Item 1(a).        Name of Issuer
                           Standard Management Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices
                           9100 Keystone Crossing, Indianapolis, IN 46240

Item 2(a).        Name of Person Filing
                           (i)   Great American Reserve Insurance Company
                           (ii)  Capitol American Life Insurance Company
                           (iii) Transport Life Insurance Company
                           (iv)  Conseco, Inc.

Item 2(b).        Address of Principal Business Office or, if none,
                  Residence

                           (i)   11815 N. Pennsylvania Street, Carmel, IN 46032
                           (ii)  11815 N. Pennsylvania Street, Carmel, IN 46032
                           (iii) 11815 N. Pennsylvania Street, Carmel, IN 46032
                           (iv)  11815 N. Pennsylvania Street, Carmel, IN 46032

Item 2(c).        Citizenship

                           (i) Texas domiciled insurance company (ii) Arizona domiciled insurance company (iii) Texas domiciled insurance company (iv) Indiana Corporation

Item 2(d).        Title of Class of Securities
                           Common Stock

Item 2(e).        CUSIP Number
                             85-3612109

Item 3.           If this statement is filed pursuant to Rule
                  13d-1(b), or 13d-2(b), check whether the person
                  filing is a
                  (a)      [ ]      Broker or Dealer registered under Section 15
                                    of the Act

                  (b)      [ ]      Bank as  defined  in  Section 3(a)(6) of the
                                    Act
                  (c)      [ ]      Insurance Company as defined in Section
                                    3(a)(19) of the Act

                  (d)      [ ]      Investment Company  as  defined in Section 8
                                    of the Investment Company Act

                  (e)      [ ]      Investment Adviser as defined in Section 203
                                    of the Investment Advisers Act of 1940

                  (f)      [ ]      Employee Benefit  Plan,  Pension  Fund which
                                    is  subject   to   the  provisions  of   the
                                    Employee  Retirement  Income Security Act of
                                    1974 or Endowment Fund; see Section 240.13d-
                                    1(b)(1)(ii)(F)

                  (g)      [ ]      Parent Holding Company, in accordance with
                                    Section 240.13d-1(b)(1)(ii)(G)(Note:  See
                                    Item 7)

                  (h)      [x]      Group, in accordance with Section 240.13d-
                                    1(b)(1)(ii)(H)

Item 4.           Ownership

                  (i)      Great American Reserve Insurance Company

                           (a)      Amount Beneficially Owned

                                    760,670.4  shares of common  stock  issuable
                                    upon  conversion of  $4,371,573  Amended and
                                    Restated  Senior  Subordinated   Convertible
                                    Note, which is convertible at any time

                           (b)      Percent of Class

                                    13%

                           (c)     Number of shares as to which such person has:

                                    (1)     sole power to  vote or to direct the
                                            vote*

                                            760,670.4

                                    (2)     shared power  to  vote  or to direct
                                            the vote

                                            0

                                    (3)     sole  power  to dispose or to direct
                                            the disposition of

                                            760,670.4


                                    (4)     shared power to dispose or to direct
                                            the disposition of

                                            0

                  (ii)     Capitol American Life Insurance Company

                           (a)      Amount Beneficially Owned

                                    631,360.2  shares of common  stock  issuable
                                    upon   conversion   of   $3,628,427   Senior
                                    Subordinated   Convertible  Note,  which  is
                                    convertible at any time

                           (b)      Percent of Class

                                    11%

                           (c)     Number of shares as to which such person has:

                                    (1)     sole power to  vote or to direct the
                                            vote*

                                            631,360.2

                                    (2)     shared power  to  vote  or to direct
                                            the vote

                                            0

                                    (3)     sole power  to  dispose or to direct
                                            the disposition of

                                            631,360.2


                                    (4)     shared power to dispose or to direct
                                            the disposition of

                                            0

                  (iii)    Transport Life Insurance Company

                           (a)      Amount Beneficially Owned

                                    348,007.7  shares of common  stock  issuable
                                    upon   conversion   of   $2,000,000   Senior
                                    Subordinated   Convertible  Note,  which  is
                                    convertible at any time

                           (b)      Percent of Class

                                    6%

                          (c)      Number of shares as to which such person has:

                                    (1)     sole power to vote or to direct  the
                                            vote*

                                            348,007.7

                                (2) shared power to vote or to direct the vote

                                    0

                                (3) sole power to dispose or to direct the
                                    disposition of

                                    348,007.7

                                (4) shared power to dispose or to direct the
                                    disposition of

                                    0

                  (iv)     Conseco, Inc.

                           (a)      Amount Beneficially Owned

                                    1,740,038.3  shares of common stock issuable
                                    upon conversion of the following instruments
                                    payable to  subsidiaries  of Conseco,  Inc.:
                                    (1) $4,371,573  Amended and Restated  Senior
                                    Subordinated   Convertible  Note,  which  is
                                    convertible  at any time,  payable  to Great
                                    American  Reserve  Insurance  Company;   (2)
                                    $3,628,427 Senior  Subordinated  Convertible
                                    Note,  which  is  convertible  at any  time,
                                    payable to Capitol  American Life  Insurance
                                    Company;    and   (3)   $2,000,000    Senior
                                    Subordinated   Convertible  Note,  which  is
                                    convertible   at  any   time,   payable   to
                                    Transport Life Insurance Company

                           (b)      Percent of Class

                                    26%

                           (c)     Number of shares as to which such person has:

                                    (1)     sole  power to vote or to direct the
                                            vote

                                             0

                                    (2)     shared power  to  vote  or to direct
                                            the vote*

                                            1,740,038.3

                                    (3)     sole  power  to dispose or to direct
                                            the disposition of

                                            0

                                    (4)     shared power to dispose or to direct
                                            the disposition of

                                            1,740,038.3

         * All of the shares will be subject to a Voting Trust Agreement by and among Great American Reserve Insurance Company ("GARCO"), Capitol American Life Insurance Company ("Capitol American"), Transport Life Insurance Company ("Transport"), Standard Management Corporation (the "Company") and two voting trustees (the "Agreement"). One of the voting trustees will be appointed by the Company (the "Company Trustee") and the other voting trustee will be appointed collectively by GARCO, Capitol American and Transport (the "Shareholder Trustee"). It is anticipated that Ronald D. Hunter will be the Company Trustee and Rollin M. Dick will be the Shareholder Trustee.

                  The Agreement will vest the voting trustees with the right to vote the shares. Prior to each shareholders' meeting, the voting trustees will be required to deliver to Ronald D. Hunter or his designee a proxy entitling Hunter or such designee to vote the shares with respect to all matters, except certain specified matters which will be required to be voted on by the Shareholder Trustee.

                  The Agreement will provide for a three year term and will be immediately terminable upon the occurrence of certain specified events.

Item 5.           Ownership of Five Percent or Less of a Class

                  N/A

Item 6.           Ownership of More Than Five Percent on Behalf of
                  Another Person

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  N/A

Item 8.           Identification and Classification of Members of the
                  Group

                  Great American  Reserve  Insurance  Company,  Capitol American
                  Life Insurance Company and Transport Life Insurance Company, all of which entities are insurance companies beneficially owned by Conseco, Inc., an Indiana corporation

Item 9.           Notice of Dissolution of Group

                  N/A

Item 10.          Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of this 10th day of July, 1997.


                                 /s/ Rollin M. Dick
                                --------------------------
                                Rollin M. Dick,
                                Executive Vice President and Chief
                                Financial Officer of Great American
                                Life Insurance Company, Capitol
                                American Life Insurance Company,
                                Transport Life Insurance Company and
                                Conseco, Inc.

                             Exhibit to Schedule 13G



         Exhibit 1         -        Joint Filing Agreement.